SERVICES AGREEMENT

This document sets forth the SERVICES AGREEMENT executed by:

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STRATOS DEL PERÚ S.A.C., identified with Taxpayer’s Registration Number 20515769774, domiciled at Av. Canaval y Moreyra 380 Oficina 401, district of San Isidro, province and department of Lima, duly represented by Mr. Carlos Antonio Salas Vinatea, identified with National Identity Card No. 09378202, and by Mr. Julio César Antonio Alonso Lindley, identified with National Identity Card No. 40401999, according to the powers registered in the Electronic Entry No. 11995912 of the Legal Entities Registry of Lima Registry Office, hereinafter called the “THE PROVIDED”; and, by,

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PANKA SAC, with Taxpayer’s Registration Number 20512553487, and domiciled at Felipe Santiago Salaverry St. 275 - Urb. Industrial El Pino - San Luis-Lima-Lima, duly represented by Mr. PERCY EDWIN GONZALES CASTRO, identified with ID Nº 10277254 (hereinafter “THE PROVIDER”).

Each of representatives, in their own right, declares that they has sufficient faculties to fulfill THE PROVIDED and THE PROVIDER as appropriate, in all terms and conditions:

FIRST CLAUSE: BACKGROUNDS

1.1
THE PROVIDED, it is a corporation devoted to production and distribution of hydrocarbons produced from sugar cane, which requires the services rendering described in the Second Clause of this agreement.

1.2	THE PROVIDER, it is a corporate body specialized in the services rendering described in the Second Section of this agreement.

1.3
THE PROVIDED, owns a sugar mill "Estrella del Norte" at Chepén, which is composed by equipment for the sugar production described in the Appendix Nº 1 of this document, which duly signed by the parties, form an integral part thereof (hereinafter THE EQUIPMENTS).

1.1.
THE PROVIDER has the ability and experience in performing the services required by THE PROVIDED, for which this last one is interested in engage THE PROVIDER under the terms and conditions set forth herein.

SECOND CLAUSE: PURPOSE

2.1
By this agreement, THE PROVIDER is engaged to face THE PROVIDED, who agrees to perform the services described in the Commercial proposal represented by THE PROVIDER that duly signed by the parties, it is an integral part of this agreement as Appendix No.2.

2.2	As a result of the rendered services by THE PROVIDER under this agreement, this one must deliver THE PROVIDED the following documents (hereinafter THE DOCUMENTS):

•	Summary Report, which will have a maximum of twenty-five (25) sheets.
•	Specifications for purchasing equipment.
•	Descriptive Report about THE EQUIPMENT installations.
•	Costs and Budgets.
•	Plans and diagrams.

THIRD CLAUSE: TERM

3.1	The Execution term of this agreement will be ninety (90) calendar days beginning the day after the signing of this document and the advancement of payment stated in Numbers 4.2.1.herein.

3.2	During the execution period of this agreement, THE PROVIDER shall perform the following:

-	Partial Presentations of THE DOCUMENTS so fortnightly, from the thirty (30) days alter the signing of this document.
-	Deliver THE DOCUMENTS in a period of not more than ninety (90) calendar days from the day following the signing of this agreement.

3.3	The term described in this clause may be extended prior written agreement between the parties.

FOURTH CLAUSE: CONSIDERATION AND PAYMENT FORM

4.1
THE PROVIDED is commitment to pay, for the services rendered under this agreement, the total amount of $ 79,730.00 (seventy nine thousand seven hundred and thirty-00/100 dollars of the USA) including the General Tax Sales.

4.2	The amount agreed upon pursuant to this provision shall be cancelled to THE PROVIDER as follows:

4.2.1.
After the signing of this agreement: Forty-five percent (45%) of the total amount stipulated in paragraph 4.1 above. For this purpose, the signing date of this document, THE PROVIDER accept a promissory note for the amount of $ 35,878.50 (thirty-five thousand eight hundred and seventy-eight and 50 / / 100 dollars of the USA) in favor of THE PROVIDED, the same as Appendix Nº 3 is an integral part of this agreement.

4.2.2.	After thirty (30) days of signing the agreement: Twenty-five percent (25%) of the total amount stipulated in paragraph 4.1 above.

4.2.3.	After sixty (60) days of the signing of the agreement: The twenty percent (20%) of the total amount stipulated in paragraph 4.1 above.

4.2.4.	After delivering of THE DOCUMENTS: Ten percent (10%) of the total amount stipulated in paragraph 4.1 above.

4.3
The parties declare that the above amount includes the appropriate costs of the service area of this document as well as the technical staff required by THE PROVIDER. Any other additional expenditure must be approved prior written by THE PROVIDED.

4.4	THE PROVIDER conducted the correspondent deductions for consideration to be paid to THE PROVIDED in accordance with the current tax regulations.

FIFTH CLAUSE: LESSOR DUTIES

5.1	Delivering THE DOCUMENTS by writing to THE PROVIDED in the Spanish language in the place and date set by the parties within the period described in the third clause of this agreement.

5.2	Carry out the obligations assumed under this agreement which are essential conditions and express the same.

5.3	Rendering the services covered by this agreement at its own risk with their own financial resources, technical, material or those necessary for rendering the services subject of this document.

5.4	Engage qualified and specialized staff in the service rendering, subject to this agreement, not receiving orders by THE PROVIDER.

SIXTH CLAUSE: ASSIGMENT OF RIGHTS AND DUTIES

It is established that any of parties may assign its rights or contractual position, in whole or in part with the express prior written consent of the other party.

SEVENTH CLAUSE: MODIFICATIONS AND TERMINATION OF THE AGREEMENT

7.1
Any modification of this agreement which constitutes the elimination, reduction, enlargement and / or integration of services, through a prior agreement between both parties will be conducted by signing of an Addendum which will be considered an integral part of the agreement.

7.2	Notwithstanding the period specified in the third clause precedent, THE PROVIDED shall be entitled to terminate this agreement in case of non-fulfillment of obligations assumed by THE PROVIDER.

For such effect, THE PROVIDED shall notify to THE PROVIDER about its intention to terminate this agreement, giving a maximum period of fifteen (15) days, effects that their behavior conforms to the provisions of the same, it does not happen, the agreement means resolved as of right without any claim that could be made, and without prejudice to any civil actions which may arise as a result of this situation.

7.3.1
Also at expiry of the deadline specified in the third clause of this agreement without the THE PROVIDER had completed the services for which he was engaged, THE PROVIDED shall be entitled to deduct from the compensation contemplated in the fifth clause, the sum of $ 1, 000.00 (Thousand and 00/100 dollars of the USA) for each day of delay by penalty, without prejudice to initiate the correspondent legal actions.

EIGHT CLAUSE: NATURE OF CONTRACT

8.1
The parties expressly agreed that this agreement has a civilian nature and no matter subordinate relation or any dependence of THE PROVIDED or their workers with THE PROVIDER, nor with the staff engaged for these.

8.2
In addition, THE PROVIDED is not responsible for the failure of THE PROVIDER about its administrative and tax obligations or, in general, to obtain or renew their authorizations, permits, licenses, concessions or similar required for the business activities development and the services implementation, subject of this agreement.

NINTH: CONFIDENTIALITY

9.1
THE PROVIDER undertakes to keep in total reserve all and any information about THE PROVIDED or its business, which has had access during the performance of this agreement. This requirement will remain in force despite the expiration or termination of this agreement.

9.2
The exception to this provision, the information that: (a) was public when it was presented to THE PROVIDER or if it becomes a public event to a different non-compliance with the obligations assumed by either party (b) THE PROVIDER has acquired without assuming a duty of confidentiality to a source other than the other party, their representatives, officers, employees, subcontractors or consultants, and (c) they must be disclosed and / or contained in development or mandated by law, decree, sentence or order of the competent authority in the exercise of their lawful duties.

9.3
THE PROVIDER is forced to take the necessary precautions to ensure that confidentiality obligation assumed by this document, would be fulfilled in strictly by its employees, directors, engaged and all dependants. In any case (s) of such persons do (n) ignore those obligations, whether intentionally or unintentionally, directly or indirectly, accept responsibility in solidarity must compensate THE PROVIDED for damages in the event of default.

TENTH CLAUSE: NOTIFICATIONS

10.1	All s only valid when the domicile was set within the urban radio in Lima, Peru.

10.2
The notifications and communications, except those conducted by notary made according to procedures established by notaries or by the Peruvian Law, shall be deemed effective: (i) the date of delivery, if it is personal, or (ii) on the date of receipt to acknowledgement, if it is sent by registered mail, or courier carrying prepaid.

ELEVENTH CLAUSE: TOTAL AGREEMENT

This agreement constitutes the entire agreement between the parties and it will prevail before any prior agreement or statements, oral or written, with respect to the subject matter. This Agreement may not be modified or amended except in writing and signed by the legal representatives of each party duly authorized complying with the same procedure outlined in paragraph 7.1 of this document.

TWELVETH CLAUSE: GOVERNING LAW

The parties expressly agreed that at any matters not covered by this agreement, the Peruvian Civil Code shall be apply and, in general, The Peruvian law.

THIRTEENTH CLAUSE: JURISDICTION AND LEGAL DOMICILE

13.1
The parties are submitted to jurisdiction of judges and Courts of the judicial district of Lima-Cercado, for the interpretation, performance or settlement of any dispute or disagreement that might arise from this agreement, waiving expressly competition from their domiciles.

13.2
The parties indicated their domiciles as those that appear in the introduction to this instrument, it being understood that can only be varied prior notice of attorney issued by the party concerned with not less than ten (10) working days prior to the change effective domicile.

13.3
All communications regarding the instrument and, in general, for everything relating to the implementation and compliance about it shall be delivered to domicile indicated. If these formalities for domicile change are not presents it will produce problems with communications that are directed at domicile stated in the introduction to this document.

Signed with conformity and approval at 27th days of February, two thousand eight.

p. THE PROVIDED	p. THE PROVIDER
……………………………………………………. CARLOS ANTONIO SALAS VINATEA ID No. 09378202	………………………………………………….. PERCY EDWIN GONZALES CASTRO ID N°: 10277254
…………………………………………………… JULIO CÉSAR ANTONIO ALONSO LINDLEY ID N°: 40401999